CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Form N-14 of the American Beacon Funds and to the use of our report dated August 25, 2011 on the financial statements and financial highlights of Large-Cap Value Fund, formerly a series of shares of Bridgeway Funds, Inc. Such financial statements and financial highlights appear in the 2011 Annual Reports to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
November 11, 2011